(PAGE NUMBERS REFER TO PAPER DOCUMENT ONLY)

EXHIBIT 10.89

EXECUTION VERSION

LETTER AMENDMENT NO. 1
to Note Purchase Agreements

April 15, 2005

The Prudential Insurance Company of America
c/o Prudential Capital Group
2200 Ross Avenue, Suite 4200E
Dallas, Texas 75201

The Guardian Life Insurance Company of America
7 Hanover Square
New York, New York  10004-2616

Ladies and Gentlemen:

                We refer to the Note Purchase Agreements, each dated as of June 16, 1997 (the “Agreements”), among the undersigned, CPI Corp., a Delaware corporation (the ”Company”), and each of you, respectively. Unless otherwise defined in this Letter Amendment No. 1 to Note Purchase Agreements (this ”Amendment”), the terms defined in the Agreements, as amended hereby, shall be used herein as therein defined.

                The Company has requested and, subject to the terms and conditions specified herein, the undersigned holders of the Notes are willing to make, certain amendments to the Agreements, all as more particularly set forth herein.

                1.               Amendments to the Agreements. Subject to the accuracy of the representations and warranties set forth in paragraph 2 hereof and satisfaction of the conditions set forth in paragraph 3(c) hereof, the undersigned holders of the Notes hereby agree with the Company to amend, effective as of the date first above written, each of the Agreements as follows:

(a) Section 7. Information as to Company.

(I) Clause (a) of Section 7.1 is amended by deleting such clause (a) in its entirety and replacing it with the following:

                “(a)         Monthly and Quarterly Statements – within 45 days after the end of each monthly fiscal period, and within 45 days after the end of each quarterly fiscal period, in each case in each fiscal year of the Company (other than the last monthly and quarterly fiscal periods of each such fiscal year) duplicate copies of,

(i) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such month or quarter, as applicable, and

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                (ii)           consolidated statements of earnings and cash flows and changes in stockholders’ equity of the Company and its Subsidiaries, for such month or for such quarter, as applicable, and (in the case of each month other than the first month and in the case of the second and third quarters) for the portion of the fiscal year ending with such month or quarter, as applicable, setting forth in each case in comparative form the consolidated figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared (in the case of such quarterly statements) in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery of such quarterly statements within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a) with respect to such quarterly statements;”

(II) Clause (b) of Section 7.1 is amended by replacing “105” with “90” in the first line thereof.

           (III)           Section 7.1 is further amended by relabeling existing clause (g) thereof as clause (i) and adding new clauses (g) and (h) immediately prior thereto, such new clauses (g) and (h) to read as follows:

                “(g)         promptly, but in no event later than three Business Days after becoming aware of any of the following, written notice describing the same and the steps being taken by the Company or any affected Subsidiary with respect thereto:

                (i)            any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the holders of Notes which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which might reasonably be expected to have a Material Adverse Effect;

(ii) any event which might reasonably be expected to have a Material Adverse Effect; and

(iii) any material default or any termination, or notice (written or oral) thereof, under any of the Sears Agreements;

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                (h)           concurrently with the delivery thereof to the Bank Agent or any Bank Lender, copies of all documents, reports or other deliverables furnished to the Bank Agent or any Bank Lender pursuant to any of Sections 10.1.6, 10.1.7, 10.1.9 and 10.1.10 of the Bank Agreement; and”

(IV) Clause (a) of Section 7.2 is amended by replacing “Sections 10.1 through 10.6” therein with “Sections 10.1 through 10.15”.

(V) Section 7.3 is amended by deleting such Section 7.3 in its entirety and replacing it with the following:

“7.3 Books, Records and Inspections.

                                The Company will and will cause each of its Subsidiaries to (a) keep its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP, (b) permit any holder of Notes or any representative thereof to inspect the properties and operations of the Company and the Subsidiaries and (c) permit at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), any holder of Notes or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with any holder of Notes or any representative thereof), and to examine (and, at the expense of the Company, photocopy extracts from) any of its books or other records. All such inspections or examinations by the holders of Notes shall be at the Company’s expense; provided that so long as no Default or Event of Default exists, the Company shall not be required to reimburse the holders of Notes for inspections or examinations more frequently than once each Fiscal Year.

(b) Section 8.7. Prepayment Relating to Disposition Payment. Section 8.7 is amended by deleting such Section in its entirety and replacing it with the following:

“8.7 Prepayment Relating to Asset Dispositions.

                (a)           Concurrently with the receipt by the Company or any Subsidiary of any Net Cash Proceeds from any Asset Disposition, the Company shall make a prepayment of the Notes, in a proportional amount equal to the proportional amount the Designated Proceeds (as defined below) represent to the aggregate principal amount of the Notes and all Bank Debt at the time outstanding.

(b) For purposes of this Section 8.7, “Designated Proceeds” means 100% of the Net Cash Proceeds received by the Company and its Subsidiaries from any Asset Disposition (it being understood that this

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Section 8.7 shall not apply to proceeds of Dispositions not constituting “Asset Dispositions”).

                (c)           Each prepayment of Notes pursuant to this Section 8.7 shall be at the principal amount thereof, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

                (d)           Each prepayment of Notes pursuant to this Section 8.7 shall be made in the same manner (as to notice and all other provisions) as a prepayment made under Section 8.2, provided that the holder of any Note so to be prepaid may, by notice given to the Company at least two Business Days prior to the prepayment date, elect that the Notes of such holder to be prepaid (or any portion thereof) shall not be prepaid, and the Company shall not prepay the Notes of such holder. Any notice of prepayment given under this Section 8.7 shall clearly and prominently make reference to the provisions of this Section 8.7 permitting the holders of Notes to elect that their respective Notes not be prepaid.”

(c) Section 9. Affirmative Covenants.

(I) Section 9.5 is amended by replacing “Sections 10.5 and 10.6” therein with “Section 10.5”.

(II) Section 9 is further amended by inserting the following new Section 9.7 at the end thereof:

“9.7 Further Assurances.

                                The Company will and will cause each of its Subsidiaries to take such actions as are necessary or as the Required Holders may reasonably request from time to time to ensure that the Guaranteed Obligations (as defined in the Guaranty Agreement) are guarantied by each domestic Subsidiary (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing), other than the Dormant Entities, in each case as the Required Holders may determine.”

(d) Section 10. Negative Covenants. Section 10 of the Agreement is amended by deleting such Section 10 in its entirety and replacing it with the following:

“10. NEGATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding, it will:

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10.1 Debt.

Not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

(a) obligations under this Agreement and the other Note Documents;

                (b)           Debt secured by Liens permitted by Section 10.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $2,500,000, provided that the foregoing limit shall not include the Sale Leaseback if the Sale Leaseback is consummated in an arm’s-length manner on market terms and conditions;

                (c)           Debt of the Company to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to the Company or another domestic Wholly-Owned Subsidiary; provided that, upon the reasonable request of the Required Holders, such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to the Required Holders and the obligations under such demand note shall be subordinated to the obligations of the Company hereunder in a manner reasonably satisfactory to the Required Holders;

                (d)           Debt (excluding the Bank Debt) described on Schedule 10.1(d) attached hereto, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased in excess of the amount set forth on such Schedule 10.1(d);

(e) the Debt to be Repaid (so long as such Debt is repaid on the Amendment No. 1 Effective Date with the proceeds of the initial loans under the Bank Agreement);

(f) Contingent Liabilities arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions permitted under Section 10.5;

(g) the Bank Debt, so long as each mandatory payment of principal and interest thereunder is timely made in accordance with the terms of the Bank Debt Documents;

(h) Contingent Liabilities listed on Schedule 10.1(d);

(i) Guaranties by the Company and/or its Subsidiaries in respect of Debt of the Company or its domestic Subsidiaries permitted by this Section 10.1;

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(j) Hedging Obligations incurred in favor of the Bank Agent, any Bank Lender or any of their Affiliates for bona fide hedging purposes and not for speculation;

(k) Debt owing to any trust created under a supplemental executive retirement program of the Company; and

(l) Debt of the Company owing to any Canadian Entity so long as such Canadian Entity remains a Wholly-Owned Subsidiary.

10.2 Liens.

                                Not, and will not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

                (a)           Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

                (b)           Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(c) Liens described on Schedule 10.2 as of the Amendment No. 1 Effective Date;

                (d)           subject to the limitation set forth in Section 10.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by the Company or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided that the execution or other enforcement of such

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Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                (f)            easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

                (g)           Liens in favor of landlords with respect to assets located at locations leased by the Company or any Subsidiary if such provisions granting a Lien are in existence on the Amendment No. 1 Effective Date in leases that are in existence on the Amendment No. 1 Effective Date; provided that, with respect to any locations leased by the Company or any Subsidiary after the Amendment No. 1 Effective Date, the related lease shall not contain any provisions granting a landlord a Lien on any assets of the Company or any Subsidiary or grant the landlord the right to dispose of any assets of the Company or any Subsidiary and to the extent any location leased after the Amendment No. 1 Effective Date is in a jurisdiction with a statutory lien in favor of a landlord, such lease shall contain a waiver of such statutory landlord lien;

                (h)           Liens (i) on cash collateral provided by the Company to secure obligations in respect of Bank Letters of Credit and (ii) pursuant to Section 10 of the Master Letter of Credit Agreement dated as of the Amendment No. 1 Effective Date by the Company in respect of Bank Letters of Credit; provided that the liabilities secured by all such Liens specified in the foregoing clauses (i) and (ii) do not exceed an aggregate of $15,000,000 at any time; and

                (i)            the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).

10.3 Operating Leases.

                                Not permit the aggregate amount of all rental payments under Operating Leases made (or scheduled to be made) by the Company and the Subsidiaries (on a consolidated basis) to exceed $3,000,000 in any Fiscal Year; provided that the foregoing limit shall not include (a) a Sale Leaseback if such Sale Leaseback is consummated in an arm’s-length manner on market terms and conditions, (b) if the St. Louis, Missouri headquarters (and related parking facilities) is sold, transferred or assigned, the rental payments with respect to any replacement location if such rental payments are on an arm’s-length basis on market terms and conditions, or (c) if the Brampton, Ontario facility is sold, transferred or assigned, the rental payments with respect to any replacement

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location if such rental payments are on an arm’s-length basis on market terms and conditions.

10.4 Restricted Payments.

                                Not, and will not permit any Subsidiary to, (a) make any distribution or pay any dividend to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Debt, not including the Bank Debt or the Notes, prior to its stated maturity or amortization schedule (in each case as such amortization schedule exists on the date hereof) or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (x) any Subsidiary may pay dividends or make other distributions to the Company or to a domestic Wholly-Owned Subsidiary and (y) so long as no Default or Event of Default exists or would result therefrom, the Company may pay dividends or make other distributions to the holders of its Capital Securities and may purchase, repurchase or redeem the Company’s Capital Securities up to an aggregate (for all such dividends, distributions, purchases, repurchases and redemptions) of $5,500,000 in each Fiscal Year.

10.5 Mergers, Consolidations, Sales.

                                Not, and will not permit any Subsidiary to, (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Securities of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Securities (including the sale of Capital Securities of any Subsidiary) except for sales of inventory, excess equipment and obsolete equipment in the ordinary course of business, (c) sell, transfer or assign the St. Louis, Missouri headquarters (and related parking facilities) and/or the Brampton, Ontario facility except, in each case, on an arm’s-length basis and on market terms and conditions or (d) sell or assign with or without recourse any receivables, except for (x) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into any other domestic Wholly-Owned Subsidiary and (y) any such purchase or other acquisition by the Company or any domestic Wholly-Owned Subsidiary of the assets or Capital Securities of any Wholly-Owned Subsidiary.

10.6 Modification of Organizational Documents.

                                Not permit the charter, by-laws or other organizational documents of the Company or any Subsidiary to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of the holders of Notes; not change, or allow the Company or any Subsidiary to change, its State of formation or its organizational form.

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10.7 Transactions with Affiliates.

                                Not, and will not permit any Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates (other than the Company and the Subsidiaries) which is on terms which are materially less favorable than are reasonably obtainable from any Person which is not one of its Affiliates and excluding any employment agreements with any officers and directors of the Company or any Subsidiary to the extent approved by the Board of Directors of the Company or such Subsidiary, as applicable, and disclosed by the Company in accordance with all applicable public reporting laws, rules, and regulations.

10.8 Inconsistent Agreements.

                                Not, and will not permit any Subsidiary to, enter into, or be a party to, any agreement containing any provision which would (a) be violated or breached by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Note Document, (b) prohibit the Company or any Subsidiary from granting to any holder of Notes, a Lien on any of its assets (other than the Bank Debt Documents) or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (i) pay dividends or make other distributions to the Company or any other Subsidiary, or pay any Debt owed to the Company or any other Subsidiary, (ii) make loans or advances to the Company or any Subsidiary or (iii) transfer any of its assets or properties to the Company or any Subsidiary, other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder, (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, and Capital Leases permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.

10.9 Business Activities; Issuance of Equity.

                                Not, and will not permit any Subsidiary to, (a) engage in any line of business other than the businesses engaged in on the Amendment No. 1 Effective Date and businesses reasonably related thereto or (b) issue any Capital Securities other than, in the case of this clause (b), (i) any issuance of shares of the Company’s common Capital Securities pursuant to any employee or director option program, benefit plan or compensation program, and (ii) any issuance by a Subsidiary to the Company or another Subsidiary in accordance with Section 10.4.

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10.10 Investments.

Not, and will not permit any Subsidiary to, make or permit to exist any Investment in any other Person, except the following:

                (a)           contributions by the Company to the capital of any domestic Wholly-Owned Subsidiary, or by any Subsidiary to the capital of any other domestic Wholly-Owned Subsidiary, so long as the recipient of any such capital contribution has guaranteed the obligations of the Company and the Subsidiaries hereunder and under the Notes and the other Notes Documents, as required by this Agreement;

(b) Investments constituting Debt permitted by Section 10.1;

(c) Contingent Liabilities constituting Debt permitted by Section 10.1 or Liens permitted by Section 10.2;

(d) bank deposits in the ordinary course of business;

(e) Investments in securities of account debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such account debtors; and

(f) Investments listed on Schedule 10.10 as of the Amendment No. 1 Effective Date;

provided that (x) any Investment which when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (y) no Investment otherwise permitted by clause (b) or (c) shall be permitted to be made if, immediately before or after giving effect thereto, any Default or Event of Default exists.

10.11 Most Favored Lender.

                                Not enter into, assume or otherwise be bound or obligated under any agreement creating or evidencing Debt in excess of $250,000 containing one or more Additional Covenants or Additional Defaults, without the prior written consent of the Required Holders; provided, however, in the event the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under any such agreement without the prior written consent of the Required Holders, the terms of this Agreement shall, without any further action on the part of the Company or any Subsidiary or any holder of Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense (including, without limitation, the reasonable fees and expenses of counsel for the holders of Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders

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evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section, but shall merely be for the convenience of the parties hereto. Notwithstanding the foregoing, the Bank Debt Documents as they exist on the Amendment No. 1 Effective Date are not implicated by this Section.

10.12 Restriction of Amendments to Certain Documents.

                                Not amend or otherwise modify, or waive any rights under, (a) any of the Sears Agreements, if, in any case, such amendment, modification or waiver could reasonably be expected to be adverse to the interests of the holders of Notes or be materially adverse to the Company or (b) the Bank Debt Documents, except to the extent such change could not reasonably be expected to materially adversely effect any holder of Notes or except to the extent such change is not more restrictive to the Company or any Subsidiary.

10.13 Dormant Entities.

                                Not allow or permit any Dormant Entity to (a) have or hold any assets of any kind or nature other than the Capital Securities of any Subsidiary, (b) have or incur any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, or (c) have any operations or employees.

10.14 Fiscal Year.

Not change its Fiscal Months, Fiscal Quarters or Fiscal Years from what is set forth on Schedule 10.14.

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10.15 Financial Covenants.

10.15.1 Minimum EBITDA.

Not permit, as of the last day of any Computation Period, EBITDA for such Computation Period to be less than the amount set forth below for such Computation Period:

Computation Periods Ending	Minimum EBITDA

April 30, 2005 and July 23, 2005	$24,000,000

November 12, 2005	$25,000,000

February 4, 2006, April 29, 2006 and July 22, 2006	$28,000,000

November 11, 2006, February 3, 2007 and April 28, 2007	$30,000,000

10.15.2 Total Debt to EBITDA Ratio.

Not permit, as of the last day of any Fiscal Quarter, the ratio of Total Debt to EBITDA, for the Computation Period ended on the last day of such Fiscal Quarter, to exceed 2.00 to 1.00.

10.15.3 Minimum Net Worth.

                                The Company’s Net Worth as of the last day of each Fiscal Quarter shall not be less than the following, plus with respect to each of the following, 90% of the net proceeds of any issuance of equity or equity securities in the Company issued after the Amendment No. 1 Effective Date:

Fiscal Quarter Ending	Minimum Net Worth

April 30, 2005	$17,000,000
July 23, 2005	$13,000,000
November 12, 2005	$7,000,000
February 4, 2006	$20,000,000
April 29, 2006	$18,000,000
July 22, 2006	$14,000,000
November 11, 2006	$10,000,000
February 3, 2007	$25,500,000
April 28, 2007	$25,500,000”

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10.15.4 Capital Expenditures.

Not permit the aggregate amount of all Capital Expenditures made by the Company and the Subsidiaries in any Fiscal Year to exceed the amount set forth below for such Fiscal Year:

Fiscal Year	Maximum Capital Expenditures

2005 Fiscal Year	$30,000,000.00
2006 Fiscal Year	$25,000,000.00
2007 Fiscal Year	$20,000,000.00”

(e) Section 11. Events of Default.

(I) Clauses (c), (d) and (e) of Section 11 are deleted in their entirety and replaced with the following:

“(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or

                (d)           the Company or any Subsidiary defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) or in any other Note Document, and such default is not remedied within 20 days after the occurrence of such default; or

                (e)           any representation or warranty made in writing by or on behalf of the Company or any Subsidiary or by any officer of the Company or any Subsidiary in this Agreement, in any Note Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been false or incorrect on the date as of which made; or”

(II) Clause (f) of Section 11 is amended by replacing each occurrence of “$5,000,000” therein with “$200,000”.

(III) Clause (i) of Section 11 is amended by (A) replacing “$1,000,000” therein with “$250,000” and (B) replacing each occurrence of “120 days” therein with “30 days”.

(IV) Clause (j) of Section 11 is amended by replacing “$1,000,000” therein with “$100,000”.

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(V) Section 11 is further amended by (A) replacing the “.” at the end of clause (j) thereof with “; or” and adding the following new clauses (k) and (l) at the end thereof:

                “(k)         a default by the Company or any Subsidiary in the payment when due, or in the performance or observance of, any obligation of, or condition agreed to by, any of them with respect to any agreement, contract or lease, where such default, singly or in the aggregate with all other such defaults, might reasonably be expected to have a Material Adverse Effect; or

                (l)            any material default or material breach, or notice (written or oral) of any default or breach, under any of the Sears Agreements, or any termination of any of the Sears Agreements (except for a termination of the Sears Canada Agreement not arising from a breach or default by the Company or any Subsidiary of such agreement) or any notice (written or oral) of any intent to terminate any of the Sears Agreements (except for a termination of the Sears Canada Agreement not arising from a breach or default by the Company or any Subsidiary of such agreement), or any of the Sears Agreements shall cease to be in full force and effect (except for a termination of the Sears Canada Agreement not arising from a breach or default by the Company or any Subsidiary of such agreement) whether by their terms or due to an early termination; or the Company or any of its Subsidiaries or any other Person shall contest in any manner the validity, binding nature or enforceability of any guaranty of the obligations of the Company or any Subsidiary under the Note Documents (including the Guaranty Agreement) or shall assert the invalidity or unenforceability of, or deny any liability under, any such guaranty or the Company or any Subsidiary fails to comply with any of the terms or provisions of any such guaranty, or any representation or warranty is false or any covenant is breached of the Company or any Subsidiary herein or in any such guaranty.”

(f) Schedule A. Names and Addresses of Purchasers.

                Schedule A to the Agreements is amended by deleting the address provided under each of “(3) Address for all notices relating to payments and written confirmation of such wire transfers:” and “(4) Address for all other communications and notices:” with respect to The Guardian Life Insurance Company of America, and replacing it with the following:

The Guardian Life Insurance Company of America
7 Hanover Square
New York, NY 10004-2616
Attn: Brian Keating
Investment Department 20-D
Fax #: (212) 919-2658

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(g) Schedule B. Defined Terms.

                (I)             The definitions of “Affiliate”, “Capital Lease”, “Consolidated Net Income”, “EBITDA”, “Lien” and “Material Adverse Effect” in Schedule B are amended by deleting such definitions in their entirety and replacing them with the following:

                “Affiliate” of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to any Bank Lender, any entity administered or managed by such Bank Lender or an Affiliate or investment advisor thereof and which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

                “Capital Lease” means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

                “Consolidated Net Income” means, with respect to any period, the net income (or loss) of the Company and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, excluding any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions.

                “EBITDA” means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (a) Interest Expense, (b) income tax expense, (c) depreciation and amortization, (d) non-cash charges not exceeding an aggregate of $3,000,000 from and after the Amendment No. 1 Effective Date for such period and (e) cash charges for severance expenses not exceeding a cumulative aggregate of $2,0000,000 from and after the Amendment No. 1 Effective Date, for such period and (f) if applicable, the Special Adjustment Amount. Without duplication of the Special Adjustment Amount, “EBITDA” shall be recomputed for all relevant Computation Periods to exclude any gains or losses from Asset Dispositions described in clauses (a) and (c) of the definition of Asset Dispositions and any extraordinary gains or losses (as defined under GAAP).

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                “Lien” means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person (including an interest in respect of a Capital Lease) which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, title retention lien, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

                “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of the Company and its Subsidiaries taken as a whole, (b) a material impairment of the ability of the Company or any of its Subsidiaries to perform any of its obligations under any Note Document or (c) a material adverse effect upon any substantial portion of the assets of the Company and its Subsidiaries, taken as a whole, or upon the legality, validity, binding effect or enforceability of any Note Document against the Company or any of its Subsidiaries.

(II) The following definitions are inserted in Schedule B in the appropriate alphabetical order:

                “Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of 50% of the Capital Securities of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).

                “Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (a) is similar to that of the covenants in Section 9 and Section 10 of this Agreement, or related definitions of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth in this Agreement or more beneficial to the holder or holders of the Debt created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (b) is different from the subject matter of the covenants in Section 9 and Section 10 of this Agreement, or related definitions of this Agreement.

“Additional Default” means any provision contained in any document or instrument creating or evidencing Debt of the Company or

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any Subsidiary that permits the holder or holders of such Debt to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Debt prior to the stated maturity thereof and which either (a) is similar to the Events of Default contained in Section 11 of this Agreement, or related definitions of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Debt (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (b) is different from the subject matter of the Events of Default contained in Section 11 of this Agreement, or related definitions of this Agreement.

“Amendment No. 1 Effective Date” means April 15, 2005.

                “Asset Disposition” means the sale, lease, assignment or other transfer for value (each, a ”Disposition”) by the Company or any Subsidiary to any Person (other than the Company or any Subsidiary) of any asset or right of the Company or such Subsidiary (including, the loss, destruction or damage of any thereof or any actual or threatened (in writing to the Company or any Subsidiary) condemnation, confiscation, requisition, seizure or taking thereof) other than (a) the Disposition of any asset which is to be replaced, and is in fact replaced, within 180 days with another asset performing the same or a similar function or that is otherwise useful in the business of the Company or a Subsidiary, (b) the sale or lease of inventory or obsolete equipment, including, without limitation, any excess equipment, in the ordinary course of business and (c) other Dispositions in any Fiscal Year the Net Cash Proceeds of which do not in the aggregate exceed 20% of Consolidated Assets (as of the last day of the immediately preceding Fiscal Year).

“Bank Agent” means LaSalle Bank National Association, as administrative agent under the Bank Agreement, together with any successor or replacement administrative agent from time to time thereunder.

                “Bank Agreement” means the Credit Agreement, dated as of the Amendment No. 1 Effective Date, among the Company, the various financial institutions party thereto, as lenders, and the Bank Agent, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Bank Debt” means Debt incurred by the Company pursuant to the Bank Agreement.

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                “Bank Debt Documents” means all documents and instruments relating to the Bank Debt, executed or delivered from time to time (including, without limitation, the Bank Agreement), as any of the foregoing may be amended, modified, restated or supplemented from time to time.

“Bank Lender” means a Lender under the Bank Agreement.

“Bank Letter of Credit” means a letter of credit issued by the “Issuing Lender” (as such term is defined in the Bank Agreement) under and pursuant to the terms of the Bank Agreement.

“Canadian Entities” means (a) CPI Corp., a Nova Scotia unlimited liability company, and (b) CPI Portrait Studios of Canada Corp., a Nova Scotia unlimited liability company.

                “Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, including expenditures in respect of Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

                “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether outstanding on the Amendment No. 1 Effective Date or issued or acquired after the Amendment No. 1 Effective Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

                “Capitalized Rentals” of any Person shall mean as of the date of any determination thereof, the amount at which the aggregate present value of future rentals due and to become due under all Capital Leases under which such Person is a lessee would be reflected as a liability on a consolidated or combined balance sheet of such Person in accordance with GAAP.

                “Cash Equivalent Investment” means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, maturing not more than one year from the date of

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issue, or corporate demand notes, in each case (unless issued by a Bank Lender or its holding company) rated at least A-l by Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit, time deposit or banker’s acceptance, maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by any Bank Lender or its holding company (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with any Bank Lender (or commercial banking institution of the nature referred to in clause (c)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Bank Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements, (f) investments listed on Schedule 10.10 and similar investments (other than foreign government bonds), (g) investments in money market funds managed by or sponsored by the Bank Agent or any of its Affiliates and (h) other short term liquid investments approved in writing by the Required Holders (which approval shall not be unreasonably withheld).

“Computation Period” means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

                “Contingent Liability” means, with respect to any Person, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including any indebtedness, dividend or other obligation which may be issued or incurred at some future time, (b) guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person, (c) undertakes or agrees (whether contingently or otherwise) (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working

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capital or other financial condition of any other Person, or (iii) to make payment to any other Person other than for value received, (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation, (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

                “Debt” of any Person means, without duplication, (a) all indebtedness of such Person that is non-contingent and liquidated in amount or that should under GAAP be included in liabilities and not just as a footnote on a balance sheet, (b) all borrowed money of such Person, whether or not evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under Capital Leases including, without duplication, Capitalized Rentals, which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person, provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured as the lesser of the amount of any such indebtedness or the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person (including the Bank Letters of Credit), (g) all Hedging Obligations of such Person, (h) all Contingent Liabilities of such Person, (i) all Debt of any partnership of which such Person is a general partner and (j) any Capital Securities or other equity instrument, whether or not mandatory redeemable, that under GAAP is or should be characterized as debt and not equity, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Debt to Repaid” means Debt listed on Schedule 10.1(e) attached hereto.

“Designated Proceeds” is defined in Section 8.7.

“Dormant Entities” means each of the following: (a) Centrics Technology, Inc., a Delaware corporation, (b) Consumer Programs

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Partner, Inc., a Delaware corporation, (c) CPI Portrait Studios de Mexico, S. de R.L. de C.V., a Mexican corporation, (d) CPI Prints Plus, Inc., a Delaware corporation, (e) CPI Research and Development, Inc., a Delaware corporation, (f) CPI Technology Corp., a Missouri corporation, (g) LBP Partnership, a Missouri general partnership, (h) myportraits.com, Inc., a Missouri corporation, (i) P&W/LBP Partnership, a Missouri general partnership, (j) Ridgedale Prints Plus, Inc., a Minnesota corporation, and (k) Texas Portraits, L.P., a Delaware limited partnership.

“Fiscal Month” means a fiscal month of a Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of a Fiscal Year.

                “Fiscal Year” means the fiscal year of the Company and its Subsidiaries, which period shall be the 12-month period ending on the date specified in Schedule 10.14 attached hereto of each calendar year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “Fiscal Year 2004” or “2004 Fiscal Year”) refer to the Fiscal Year beginning in the calendar year of such Fiscal Year as set forth in Schedule 10.14 (e.g. “Fiscal Year 2004” began in calendar year 2004 and ends in calendar year 2005).

                “Guaranty Agreement” means the Guaranty Agreement dated as of the Amendment No. 1 Effective Date executed and delivered by the Subsidiaries (other than the Dormant Entities and the Canadian Entities), together with any joinders thereto and any other guaranty executed by a Subsidiary, in each case in form and substance reasonably satisfactory to the Required Holders.

                “Hedging Agreement” means any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

                “Hedging Obligation” means, with respect to any Person, any liability of such Person under any Hedging Agreement. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.

“Insurance Proceeds” means any insurance and/or condemnation proceeds payable as a consequence of damage to or destruction of any assets of the Company or any Subsidiary.

“Interest Expense” means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

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                “Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any debt or Capital Security, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than travel and similar advances to employees in the ordinary course of business) or by making an Acquisition.

                “Net Cash Proceeds” means, with respect to any Asset Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance or by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such Asset Disposition net of (a) the direct costs relating to such sale, transfer or other disposition (including sales commissions and legal, accounting and investment banking fees), (b) taxes paid or reasonably estimated by the Company to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (c) amounts required to be applied to the repayment of any Debt secured by a Lien on the asset subject to such Asset Disposition (other than Bank Debt and the Notes);

“Net Income” means the net income of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Net Worth” means the consolidated net worth of the Company and its Subsidiaries, determined in accordance with GAAP.

                “Note Documents” means, collectively, this Agreement, the Other Agreements, the Notes, the Guaranty Agreement, the Sharing Agreement and each other agreement, instrument or document executed at any time in connection with the foregoing documents, as each such Note Document may be amended, restated, supplemented or otherwise modified from time to time.

“Operating Lease” means any lease of (or other agreement conveying the right to use) any real or personal property by the Company or any Subsidiary, as lessee, other than any Capital Lease.

                “Sale Leaseback” means (a) the sale or transfer by the Company of its headquarters location (and related parking facilities) in St. Louis, Missouri and the subsequent immediate leasing by the Company of all or a portion of such location and (b) the sale or transfer by the Company of its facility in Brampton, Ontario and the subsequent immediate leasing by the Company of all or a portion of such location.

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                “Sears Agreements” means, collectively, (a) the License Agreement dated as of January 1, 1999 by and between Sears, Roebuck and Co. and Consumer Programs Incorporated, (b) the License Agreement (Off Mall) dated as of January 1, 1999 by and between Sears, Roebuck and Co. and Consumer Programs Incorporated, (c) the License Agreement dated as of January 1, 1999 by and between Sears Roebuck de Puerto Rico, Inc. and Consumer Programs Incorporated, (d) the Development and License Agreement dated as of January 31, 2001 by and between Sears, Roebuck and Co. and Consumer Programs Incorporated and (e) the Sears Canada Agreement, and all documents and agreements executed in connection with any of the foregoing, from time to time, as any of the foregoing may be amended, modified, restated, or replaced from time to time.

“Sears Canada Agreement” means the Sears License Agreement dated as of January 1, 2003 by and between Sears, Roebuck and Co., Sears Canada Inc. and the Company.

                “Sharing Agreement” means the Sharing Agreement, dated as of the Amendment No. 1 Effective Date, among the holders of Notes and the Bank Agent, as amended, restated, supplemented or otherwise modified from time to time.

                “Special Adjustment Amount” means an amount equal to (a) for the first Fiscal Quarter in the 2005 Fiscal Year, $21,851,106, (b) for the second Fiscal Quarter in the 2005 Fiscal Year, $11,963,185, (c) for the third Fiscal Quarter in the 2005 Fiscal Year, $612,383, and (d) for the fourth Fiscal Quarter in the 2005 Fiscal Year, $0. The Special Adjustment Amount to be added to EBITDA for the applicable Fiscal Quarter in the 2005 Fiscal Year shall only be the amount set forth above for such Fiscal Quarter; such amounts are not cumulative.

                “Total Debt” means, as to any Person, without duplication, (a) all Debt of such Person for borrowed money or which has been incurred in connection with the acquisition of assets (excluding Operating Leases), including, without limitation, Debt permitted by clause (k) of Section 10.1, (b) all payments in respect of clause (a) above required to be made within one year following the date of any determination of Total Debt, if the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (c) all Capitalized Rentals of such Person, (d) any and all other Debt for borrowed money (other than undrawn Bank Letters of Credit) and (e) the face amount of all letters of credit (including, without limitation, Bank Letters of Credit) on which the Company or any Subsidiary is the account party, unless any such letters of credit (including, without limitation, Bank Letters of Credit) and related fees are fully cash collateralized.

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                (III)          The definitions of “Attributable Debt”, “Consolidated Assets”, “Consolidated Capitalization”, “Consolidated Fixed Charges”, “Consolidated Indebtedness”, “Consolidated Interest Expense”, “Consolidated Lease Rental Expense”, “Consolidated Net Worth”, “Disposition Payment” and “Related Party Arrangement” in Schedule B are deleted in their entirety.

(h) Schedules.

The Schedules to the Note Agreements are amended by adding new Schedules 10.1(d), 10.1(e), 10.2, 10.10 and 10.14, in the form of Schedules 10.1(d), 10.1(e), 10.2, 10.10 and 10.14 attached hereto.

2. Representations and Warranties. In order to induce each of you to enter into this Amendment, the Company hereby represents and warrants as follows:

                (a)          Due Authorization; Non-contravention. The execution, delivery and performance by the Company and each Subsidiary a party to the Guaranty Agreement (the “Subsidiary Guarantors”) of this Amendment, the Agreements as amended hereby, the Guaranty Agreement and the Sharing Agreement, as applicable, have in each case been duly authorized by all necessary corporate, limited liability company or partnership action, as applicable, and do not and will not (i) contravene the terms of the charter and by-laws or other organizational documents of the Company or any Subsidiary Guarantor, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which any such Person is a party or any order, injunction, writ or decree of any governmental authority binding on any such Person or its property, or (iii) violate any applicable law binding on or affecting any such Person.

                (b)          Binding Effect. This Amendment, the Agreements as amended hereby, the Guaranty Agreement and the Sharing Agreement constitute the legal, valid and binding obligations of the Company and the Subsidiary Guarantors, enforceable against such Persons in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles of general applicability.

(c) Representations and Warranties.

                (I)             The representations and warranties of the Company and the Subsidiary Guarantors set forth in the Agreements and the Guaranty Agreement are true and correct on and as of the date hereof, both before and after giving effect to this Amendment (except to the extent such representations and warranties expressly are limited to an earlier date, in which case such representations and warranties are true and correct on and as of such earlier date).

                (II)           The Company has heretofore furnished the holders of Notes a true and correct copy of each of the Sears Agreements. The Company and each Subsidiary and, to the Company’s knowledge, each other party to the Sears Agreements, has duly taken all necessary corporate, partnership or other

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organizational action to authorize the execution, delivery and performance of the Sears Agreements and the consummation of transactions contemplated thereby. Each of the Sears Agreements is in full force and effect and is the legal, valid and binding obligation of the Company and, to Company’s knowledge, each other party to the Sears Agreements. None of the Sears Agreements have terminated or been subject to early termination or expired or not been renewed past their stated termination date.

                (III)          None of the Dormant Entities (A) have or hold any assets of any kind or nature other than the Capital Securities of a Subsidiary, (B) have any liabilities, obligations or Debt of any kind other than incidental corporate maintenance items, incidental tax liabilities, or (C) have any operations or employees. The complete and accurate legal name and state of formation of each Dormant Entity is fully, completely and accurately listed in the definition of “Dormant Entity.”

                (d)          No Defaults. No Default or Event of Default exists under the Agreement, the Guaranty Agreement or any other agreement or instrument executed in connection therewith and no default or event of default exists under the Bank Agreement, any agreement or instrument executed in connection therewith or any other material contract or agreement to which the Company or any of the Subsidiary Guarantors is a party, and, to the Company’s knowledge, no such default or event of default is imminent.

3. Miscellaneous.

                (a)          Effect on Agreement. On and after the effective date of this Amendment, each reference in the Agreements to “this Agreement”, “the Other Agreements”, “hereunder”, “hereof”, or words of like import referring to the Agreements and each reference in the Notes and all other documents executed in connection with the Agreements to “the Agreement”, “the Other Agreements”, “the Note Agreements”, “thereunder”, “thereof”, or words of like import referring to the Agreements shall mean the Agreements as amended by this Amendment. The Agreements, as amended by this Amendment, each is and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

                (b)          Counterparts. This Amendment may be executed in any number of counterparts (including those transmitted by facsimile) and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of this Amendment may be made by facsimile transmission of a duly executed counterpart copy hereof.

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(c) Effectiveness. This Amendment shall become effective, as of the date first written above, when and if each of the conditions set forth in this subparagraph (c) shall have been satisfied.

(I) Amendment. Counterparts of this Amendment shall have been executed by the Company and each holder of Notes and shall have been delivered to each holder of Notes.

                (II)           Guaranty Agreement. Each holder of Notes shall have received the Guaranty Agreement in substantially the form of Exhibit A attached hereto, executed and delivered by each Subsidiary (other than the Dormant Entities and the Canadian Entities).

(III) Sharing Agreement. Each holder of Notes shall have received counterparts of the Sharing Agreement, executed and delivered by each other holder of Notes and the Bank Agent.

                (IV)         Resolutions. Each holder of a Note shall have received a certified copy of the resolutions of the Board of Directors of the Company and each Subsidiary Guarantor, authorizing the execution and delivery of this Amendment and the Guaranty Agreement, as applicable, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Amendment and the Guaranty Agreement.

                (V)           Secretary’s Certificate and Constitutive Documents. Each holder of a Note shall have received a certificate of the Secretary or an Assistant Secretary and one other officer of the Company and each Subsidiary Guarantor, certifying (A) the names and true signatures of the officers of the Company or such Subsidiary, as applicable, authorized to sign this Amendment or the Guaranty Agreement, as applicable, and the other documents to be delivered hereunder and (B) the Certificate of Incorporation and By-laws (or equivalent organizational documents) of the Company or such Subsidiary attached thereto.

                (VI)         Legal Opinion. Each holder of Notes shall have received a favorable opinion of McDermott Will & Emery LLP (or such other counsel designated by the Company and acceptable to the Required Holders), reasonably satisfactory to such holder of Notes and as to such matters as such holder of Notes or its counsel may reasonably request (including, without limitation, an opinion as to the enforceability of this Amendment, the Agreements as amended hereby, and the Guaranty Agreement). The Company hereby directs such counsel to deliver such opinion, and understands and agrees that each holder of Notes receiving such an opinion will and is hereby authorized to rely on such opinion.

                (VII)        Bank Agreement. The Bank Agreement shall have been executed by all parties thereto, a final copy and execution pages thereof shall have been delivered to each holder of Notes, and the Bank Agreement and the other Bank

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Debt Documents shall be in form and substance satisfactory to each holder of Notes and in full force and effect.

                (VIII)      Representations and Warranties. Each of the representations and warranties made in the Agreements and this Amendment shall be true and correct on and as of the date hereof, both before and after giving effect to this Amendment.

(IX) Amendment Fee. The Company shall have paid by wire transfer of immediately available funds to each holder of Notes such holder’s ratable portion of $38,520.

                (X)           Fees and Expenses of Counsel. The Company shall have paid the fees, costs and expenses incurred by external counsel to the holders of Notes in connection with the preparation, negotiation, execution and delivery of this Amendment and all transactions contemplated hereby.

                (d)             Expenses. The Company confirms its agreement, pursuant to Section 15 of the Agreements, to pay promptly, in addition to the fees and expenses of counsel contemplated by the foregoing clause (c)(X), all other expenses of the undersigned holders of Notes related to the preparation, reproduction, execution and delivery of this Amendment and all matters contemplated hereby, including without limitation all fees and expenses of counsel to such parties.

(e) Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

                (f)              Headings. The headings of the various paragraphs and subparagraphs of this Amendment are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof.

                (g)             FINAL AGREEMENT. THE AGREEMENTS, AS AMENDED BY THIS AMENDMENT, TOGETHER WITH THE GUARANTY AGREEMENT, THE SHARING AGREEMENT AND THE OTHER NOTE DOCUMENTS, REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Remainder of this page blank; signature page follows.] 27

                If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning a counterpart of this Amendment to CPI Corp., 1706 Washington Avenue, St. Louis, Missouri 63103, Attention: Mr. Gary Douglass, Executive Vice President/Chief Financial Officer.

Very truly yours,

CPI CORP.

By: /s/ Gary W. Douglass

Gary W. Douglass
Treasurer

Agreed as of the date first above written:

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By: /s/ William Bulmer

William Bulmer
Vice President

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

By: /s/ Brian Keating

Brian Keating
Director, Fixed Income